Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 80,947,194.75	0.0001381	$ 11,178.81
Fees Previously Paid
	Total Transaction Valuation:	$ 80,947,194.75
	Total Fees Due for Filing:			$ 11,178.81
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 11,178.81
Offering Note
[1]	(1) Estimated solely for the purpose of calculating the filing fee. (2) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013810 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated based on the product of the 4,692,591 shares of First Seacoast Bancorp, Inc. common stock outstanding, multiplied by $17.25 (the per share merger consideration).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources